Exhibit 99.1

PRESS RELEASE

NaturalNano Announces New Pleximer TM Product Line

Targeting the Fastest Growing Segment of the Multi-billion Dollar Polymer Composite Market

ROCHESTER, N.Y.-(BUSINESS WIRE) - November 28, 2006 NaturalNano, Inc.
(OTCBB: NNAN) (FWB: N3N) (www.naturalnano.com), a materials science company, today introduced its new Pleximer TM product line. Pleximer, which NaturalNano plans to offer commercially in fourth quarter 2007, is a turn-key nanocomposite additive enabling stronger, lighter materials for the $40 billion dollar polymer composite industry.

“We believe the advantage of the Pleximer additive is that it will allow composite manufacturers to produce affordable nanocomposites for the first time. The nanocomposite market segment is estimated to more than double in size in the next four years. However, many manufacturers to date have been unable to produce nanocomposites because of the necessary up-front investment in expensive, specialized equipment and the complex chemistries involved in the process,” stated Cathy Fleischer, PhD, President and CTO of NaturalNano.

“By contrast, Pleximer can be used with standard processes and equipment, and provides a stronger, lighter, and more uniform output. We believe this could greatly increase the number of manufacturers capable of participating in this fast growing industry,” Dr. Fleischer noted.

NaturalNano’s technology can also be utilized with a broader range of polymers, enabling a wider array of applications. “We’re reducing barriers to entry into this multi-billion dollar market. We are very excited to be introducing a leadership product into the polymer composites industry,” Dr. Fleischer added. Pleximer will offer the following benefits:

•	Saves investment capital needed for equipment to fabricate nanocomposites;

•	Reduces cost of production by eliminating process steps;

•	Improves quality at reduced cost;

•	Provides a stronger, lighter, less brittle, and more uniform output; and

•	Covered by pending patents

Pleximer additives consist of halloysite clay nanotubes concentrated and mixed with various polymer materials using the Company’s proprietary process. NaturalNano has multiple patents issued and pending on its uses of halloysite nanotubes, including coverage for polymers used as composite material.

Plastics manufacturers currently use nanoclay additives to produce stronger, lighter composites but these improvements come at a high cost.  The increased costs result from the complex exfoliation process required in separating the clay layers to obtain good dispersion and uniform properties.

NaturalNano’s clay nanotubes do not require exfoliation, and can be run on standard equipment. Analysts predict that nanoclays will be the largest component of the nanocomposite market in 2010.

About NaturalNano, Inc.

NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) is a nanomaterials company developing proprietary technologies and processes for providing novel properties for a wide range of applications. These include industrial polymers, plastics and composites; and additives to cosmetics, agricultural, and household products. NaturalNano holds over twenty issued or pending patents and proprietary know-how for extraction and separation processes, of halloysite and other nanotubes, in combination with other materials for a wide range of applications. For more information, please visit http://www.naturalnano.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results.  This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission.  The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K.  We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

INVESTOR RELATIONS
PR Financial Marketing LLC
Jim Blackman
+1 713-256-0369
 jim@prfmonline.com

PRESS CONTACT
Virginia Brandreth
NaturalNano Inc.
+1 585-214-0599